Exhibit e.(i).e

FORM OF AMENDMENT NUMBER 4 TO THE

AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT

The Principal Underwriting Agreement amongst Hartford Funds Distributors, LLC (formerly known as Hartford Investment Financial Services, LLC),  Hartford Series Fund, Inc. and Hartford HLS Series Fund II, Inc. dated January 1, 2013, as last amended and restated April 30, 2014, is hereby amended to amend and restate Schedule A as attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of April 15, 2020.

Hartford Series Fund, Inc.

By:___________________________
Thomas R. Phillips Vice President

Hartford HLS Series Fund II, Inc.

By:___________________________
Thomas R. Phillips Vice President

Agreed to and Accepted:

Hartford Funds Distributors, LLC

By: __________________________
Gregory A. Frost Chief Financial Officer

AMENDED AND RESTATED SCHEDULE A

This Amended and Restated Schedule A to that certain Amended and Restated Principal Underwriting Agreement by and between Hartford Series Fund, Inc., HLS Series Fund II, Inc. and Hartford Funds Distributors, LLC dated April 30, 2014, is effective April 15, 2020

HARTFORD SERIES FUND, INC.

Hartford Balanced HLS Fund

Hartford Capital Appreciation HLS Fund

Hartford Disciplined Equity HLS Fund

Hartford Dividend and Growth HLS Fund

Hartford Global Growth HLS Fund

Hartford Healthcare HLS Fund

Hartford High Yield HLS Fund

Hartford International Opportunities HLS Fund

Hartford MidCap HLS Fund

Hartford MidCap Value HLS Fund

Hartford Small Company HLS Fund

Hartford Stock HLS Fund

Hartford Total Return Bond HLS Fund

Hartford Ultrashort Bond HLS Fund

Hartford Value HLS Fund

HARTFORD HLS SERIES FUND II, INC.

Hartford Growth Opportunities HLS Fund

Hartford MidCap Growth HLS Fund

Hartford Small Cap Growth HLS Fund

Hartford U.S. Government Securities HLS Fund